Exhibit 8(a)
[Letterhead of Sullivan & Cromwell LLP]
October 18, 2007
M&T Bank Corporation,
One M&T Plaza,
Buffalo, New York 14203.
Ladies and Gentlemen:
          We have acted as counsel to M&T Bank Corporation, a New York corporation (“M&T”), in connection with the merger of MTB One, Inc., a Delaware corporation (“Merger Sub”) and a wholly-owned direct subsidiary of M&T, with and into Partners Trust Financial Group, Inc., a Delaware corporation (“Partners Trust”), immediately followed by the merger of Partners Trust with and into M&T (the “Mergers”), pursuant to the Agreement and Plan of Merger among M&T, Partners Trust and Merger Sub, dated as of July 18, 2007 (the “Merger Agreement”). Unless otherwise defined, capitalized terms used in this opinion have the meanings assigned to them in the Merger Agreement.
          For purposes of this opinion, we have reviewed the Merger Agreement and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed with your consent that the Mergers will be completed in the manner set forth in the Merger Agreement and in the Registration Statement on Form S-4 of M&T, including the proxy statement/prospectus of M&T and Partners Trust contained therein (the “Registration Statement”). In addition, in rendering this opinion, we have relied upon the representations set forth in the letters of representation from M&T and Partners Trust to us both dated October 18, 2007 (the “Representation Letters”). In rendering this opinion, we have also assumed that (i) the representations made in the Representation Letters are, and will be as of the Effective Time, true and complete, (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification are, and will be as of the Effective Time, true, correct and complete without such qualification, and (iii) the Representation Letters have been executed by appropriate and authorized officers of M&T and Partners Trust.
          Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our

M&T Bank Corporation
opinion, under presently applicable United States federal income tax law, which may change prior to the effective date of the Mergers, that the Mergers will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of M&T and Partners Trust will be a party to that reorganization within the meaning of Section 368(b) of the Code.
          This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Mergers under any other laws.
          We hereby consent to the reference to us under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Sullivan & Cromwell LLP